Exhibit 99.1

Jones Energy, Inc. Announces Pricing of Initial Public Offering

AUSTIN — July 24, 2013

Jones Energy, Inc. announced the pricing of its initial public offering of 12,500,000 shares of its Class A common stock, at an initial public offering price of $15.00 per share. The shares of Class A common stock are scheduled to begin trading today on the New York Stock Exchange (NYSE) under the symbol “JONE.”  In connection with the offering, Jones Energy, Inc. has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of Class A common stock at the initial public offering price, less underwriting discounts and commissions.  The offering is expected to close on or about July 29, 2013, subject to customary closing conditions.

J.P. Morgan, Barclays and Wells Fargo Securities are acting as joint book-running managers of the offering.  Jefferies and Tudor, Pickering, Holt & Co. are acting as senior co-managers and Capital One Southcoast, Credit Agricole CIB, Mitsubishi UFJ Securities, Morgan Stanley, SunTrust Robinson Humphrey and Stifel are acting as co-managers of the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus.  A final prospectus for the offering, when available, may be obtained from:

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: (866) 803-9204

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: (888) 603-5847

Email: barclaysprospectus@broadridge.com

Wells Fargo Securities

Attn: Equity Syndicate Department

375 Park Avenue

New York, New York 10152

Telephone: (800) 326-5897

Email: cmclientsupport@wellsfargo.com

You may also obtain a copy of the final prospectus free of charge by visiting the Securities and Exchange Commission’s website at http://www.sec.gov under the registrant’s name, “Jones Energy, Inc.”

This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, our business plans may change as circumstances warrant and securities of Jones Energy, Inc. may not ultimately be offered to the public because of general market conditions or other factors.

ABOUT JONES ENERGY, INC:

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development, production and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.

Contact:

Jones Energy, Inc.
Robert J. Brooks
Executive Vice President & CFO
+1-512-328-2953